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Exhibit 16.1
Andersen Letter
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                        [Arthur Andersen LLP Letterhead]



May 10, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Dear Sir/Madam:

We have read the first, third, fourth and fifth paragraphs of Item 4 included in the Form 8-K dated May 10, 2002 of Smithfield Foods, Inc., to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP

cc:  Daniel G. Stevens
     Vice President and Chief Financial Officer
     Smithfield Foods, Inc.

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